Invesco Senior Secured Management, Inc. (“ISSM”)

Policy:	Code of Ethics Policy

Area of Focus:	Compliance

Policy Owner:	Compliance, Management
Policy Approver:	Compliance
Policy Contact:	Compliance
Version:	1.1
Version Effective Date:	January 31, 2012
Review Frequency:	Annual
Review Date:	January 31, 2013
Applicable Authority:	Rule 204A-1
Policy Cross References:	Invesco Code of Conduct and Invesco Code of Ethics
Introduction and Overview
In our efforts to ensure that ISSM develops and maintains a reputation for integrity and high ethical standards, it is essential not only that ISSM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. The ISSM Code of Ethics (the “Code”) is designed to help ensure that we conduct our business consistent with these high standards.
The policies and procedures set forth in the Code apply to all employees of the firm. Failure to comply with the Code may result in disciplinary action, including termination of employment.
ISSM holds to the following principles:
•	We are fiduciaries. Our duty is at all times to place the interests of our Clients first.

•	All personal securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	No employee should take inappropriate advantage of their position.

•	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of any Client is confidential.
Standards of Business Conduct
All employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

This policy is the property of ISSM and may not be provided to any external party without express prior consent from Compliance or Legal.
•	To defraud such Client in any manner;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a Client;

•	To engage in any manipulative practice with respect to such Client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.
Conflicts of Interest
As a fiduciary, ISSM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety.
Personal Securities Transactions
All employees are required to comply with Invesco’s policies and procedures regarding personal securities transactions.
Refer to the Invesco Advisers, Inc.’s Code of Ethics for specific requirements.
Gifts and Entertainment
A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.
Refer to the ISSM Gifts and Entertainment Policy for more detailed guidelines.
Confidentiality
Information concerning the identity of security holdings and all material non-public information related to the holdings of Clients is confidential. Employees are prohibited from disclosing to persons outside the firm any material nonpublic information about any Client, the investments made by the firm on behalf of Clients, and information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

This policy is the property of ISSM and may not be provided to any external party without express prior consent from Compliance or Legal.
Service on a Board of Directors
Because of the high potential for conflicts of interest and insider trading problems, investment personnel may not serve on the boards of directors of any public companies without previous approval from the Chief Compliance Officer. If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain Employees that serve on corporate boards as a result of, or in connection with, Client investments made in those companies
Marketing and Promotional Activities
All oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved.
Refer to the ISSM Advertising and Marketing Policy for specific guidelines.
Other Outside Activities
General
Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer.
Fiduciary Appointments
Approval must be obtained from the Chief Compliance Officer before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member. Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.
Disclosure
Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

This policy is the property of ISSM and may not be provided to any external party without express prior consent from Compliance or Legal.
Chief Compliance Officer
ISSM has appointed Scott A. Trapani as its Chief Compliance Officer. All references to the Chief Compliance Officer or CCO in this policy or other ISSM policies refer to Scott A. Trapani.
Reporting Violations
All employees are required to report any material violation of the firm’s Code promptly to the Chief Compliance Officer.
Confidentiality
All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may not be submitted anonymously.
Sanctions
Any violations of the Code of Ethics will result in disciplinary action that a designated person deems appropriate, including, including but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.
Definitions
Access Person — an access person is any one that may have access to client information.
Supervised Person — includes directors, officers, and partners of the firm, employees of the firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.
Covered Securities — Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. Covered securities do not include:
•	Direct obligations of the US Government (e.g., treasury securities)

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements.

•	Shares issued by money market funds

•	Shares of open-end mutual funds that are not advised or sub-advised by Invesco Ltd. or any of its affiliates; and

•	Shares issued by unit investment trusts.

Invesco Advisers, Inc.
CODE OF ETHICS
January 1, 2011
Code of Ethics

Code of Ethics

Invesco Advisers, Inc.
CODE OF ETHICS
(Originally adopted February 29, 2008; Amended effective January 1, 2011)
I. Introduction
Invesco Advisers, Inc. has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of investment company Clients take precedence over the personal interests of Invesco Advisers, Inc.’s Covered Persons (defined below). Capitalized terms used herein and not otherwise defined are defined at the end of this document.
This Code of Ethics (“the Code”) applies to all Covered Persons. Covered Persons include:
•	any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties, makes, participates in , or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

•	all Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.

•	any other persons falling within such definitions under Rule 17j-1 of the Investment Company Act of 1940 , as amended (the “Investment Company Act”)or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be so deemed by Compliance.
II. Statement of Fiduciary Principles
The following fiduciary principles govern Covered Persons.
•	the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

•	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility. This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.
This Code does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. It does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.
Code of Ethics

III. Compliance with Laws, Rules and Regulations; Reporting of Violations
All Invesco Advisers, Inc.’s Employees are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Employees shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco Advisers, Inc.’s Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section V of this Code under “Reporting of Potential Compliance Issues.”
IV. Limits on Personal Investing
A.	Personal Investing
1. Pre-clearance of Personal Security Transactions. All Covered Persons must pre-clear with the Compliance Department using the automated review system all personal security transactions involving Covered Securities for which they have Beneficial Ownership. A Covered Person may have Beneficial Ownership in securities held by members of his or her immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.
Additionally, all Covered Persons must pre-clear personal securities transactions involving securities over which they have discretion. For example, if a Covered Person is directing the transactions for a friend or family member (regardless of whether they share the same household) all transactions in Covered Securities must be pre-cleared. Covered Securities include but are not limited to all investments that can be traded by an Invesco Advisers, Inc. entity for its Clients, including stocks, bonds, municipal bonds, exchange-traded funds (ETFs) and any of their derivatives such as options. Although Affiliated Mutual Funds are considered Covered Securities, those that are held by Employees at the Affiliated Mutual Funds’ transfer agent or in the Invesco Ltd. 401(k) or Money Purchase plans (excluding the Personal Choice Retirement Account (PCRA)) do not need to be pre-cleared through the automated review system because compliance monitoring for these plans is done through a separate process.
Code of Ethics

All transactions in Invesco Ltd. securities, including the Invesco Ltd. stock fund held in the Invesco 401(k) and Money Purchase plan, must be pre-cleared. Please refer to section IV.B for additional guidelines on Invesco Ltd. securities. Any transaction in a previous employer’s company stock that is obtained through an employee benefit plan or company stock fund held in an external retirement plan requires pre-clearance.
Affiliated Mutual Funds that are held in external brokerage accounts or in the PCRA MUST be pre-cleared through the automated review system.
Covered Securities do not include shares of money market funds, U.S. government securities, certificates of deposit or shares of open-end mutual funds not advised by Invesco Advisers, Inc. Unit investment trusts, including those advised by Invesco Advisers, Inc., are not Covered Securities (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)
If you are unclear about whether a proposed transaction involves a Covered Security, contact the Compliance Department via email at CodeofEthics(North America)@invesco.com or by phone at 1-877-331-CODE [1-877-331-2633] prior to executing the transaction.
➢ Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of trading day such approval is good through the next trading day.
     The automated review system will review personal trade requests from Covered Persons based on the following considerations:
Blackout Period. Invesco Advisers, Inc. does not permit Covered Persons to trade in a Covered Security if there is conflicting activity in an Invesco Client account.
•	Non-Investment Personnel.
•	may not buy or sell a Covered Security within two trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.
•	Investment Personnel.
•	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.
De Minimis Exemptions. The Compliance Department will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:
Code of Ethics

o	Equity de minimis exemptions.
•	If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Russell 1000 Index.

•	If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.
o	Fixed income de minimis exemption. If a Covered Person does not have knowledge of trading activity in a particular fixed income security he or she may execute up to $100,000 of par value of such security in a rolling 30-day period.
The automated review system will confirm that there is no activity currently on the trading desk on the security involved in the proposed personal securities transaction and will verify that there have been no Client transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the black-out period is the last three trading days. For Investments, Portfolio Administration and IT personnel, the Compliance Department will also check the trading activity of affiliates with respect to which such personnel have access to transactional information to verify that there have been no Client transactions in the requested security during the blackout period. The Compliance Department will notify the Covered Person of the approval or denial of the proposed personal securities transaction. The approval of a personal securities transaction request is only valid for that business day. If a Covered Person does not execute the proposed securities transaction on the business day the approval is granted, the Covered Person must resubmit the request on another day for approval.
Any failure to pre-clear transactions is a violation of the Code and will be subject to the following potential sanctions:
•	A Letter of Education will be provided to any Covered Person whose failure to pre-clear is considered immaterial or inadvertent.

•	Repeat violations may result in in-person training, probation, withdrawal of personal trading privileges or employment termination, depending on the nature and severity of the violations.
2. Prohibition of Short-Term Trading Profits. Covered Persons are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 days at a profit. If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco Advisers, Inc.’s choice and a letter of education may be issued to the Covered Person.
3. Initial Public Offerings. Covered Persons are prohibited from acquiring any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by the Compliance Department and approved by the Chief Compliance
Code of Ethics

 Officer or General Counsel (or designee) and the Chief Investment Officer (or designee) of the Covered Person’s business unit.
4. Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in their personal accounts if a Client of Invesco Advisers, Inc. for whose account they have investment management responsibility has a long position in those Covered Securities.
5. Restricted List Securities. Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.
6. Other Criteria Considered in Pre-clearance. In spite of adhering to the requirements specified throughout this section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.
7. Brokerage Accounts.
a. Covered Persons may only maintain brokerage accounts with:
•	full service broker-dealers.

•	discount broker-dealers. discount brokerage are accounts in which all trading is completed online. These accounts must be held with firms that provide electronic feeds of confirmations directly to the Compliance Department,

•	Invesco Advisers, Inc’s. -affiliated Broker-dealer (Invesco Distributors, Inc.)
b. Brokerage account requirements for Affiliated Mutual Funds. Covered Persons may own shares of Affiliated Mutual Funds that are held at a broker-dealer that is not affiliated with Invesco Advisers, Inc. only if the broker-dealer provides an electronic feed of all transactions and statements to Invesco Advisers, Inc.’s Compliance Department. All Covered Persons must arrange for their broker-dealers to forward to the Compliance Department on a timely basis duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, in an electronic format if they include holdings in Affiliated Mutual Funds and preferably in an electronic format for holdings other than Affiliated Mutual Funds.
c. Requirement to move accounts that do not meet Compliance requirement: Every person who becomes a Covered Person under this Code must move all of their brokerage accounts that do not comply with the above provision of the Code within thirty (30) days from the date the Covered Person becomes subject to this Code.
d. Firms that provide electronic feeds to Invesco’s Compliance Department:
Code of Ethics

Please refer to the following link in the Invesco’s intranet site for a list of broker-dealers that currently provide electronic transaction and statement feeds to Invesco Advisers, Inc.:
http://sharepoint/sites/Compliance-COE-
NA/Training/Documents/Approved%20Discount%20Broker%20List.pdf
8. Reporting Requirements.
a. Initial Holdings Reports. Within 10 calendar days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by inputting into the electronic review system, Star Compliance, the following information (the information must be current within 45 days of the date the person becomes a Covered Person):
•	A list of all security holdings, including the name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership. A Covered Person may have Beneficial Ownership in securities held by members of their immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

•	The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

•	The date that the report is submitted by the Covered Person
b. Quarterly Transactions Reports. All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect Beneficial Interest: The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;
•	The nature of the transaction (buy, sell, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted to the Compliance Department.
All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the Report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan/Dividend Reinvestment Plan or similar plans and transactions in Covered Securities held in the Invesco 401(k), Invesco Money
Code of Ethics

Purchase Plan (MPP),or accounts held directly with Invesco in the quarterly transaction report.
Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by Invesco Advisers, Inc. or its affiliates). The report shall include:
•	The date the account was established;

•	The name of the broker-dealer or bank; and

•	The date that the report is submitted to the Compliance Department.
The Compliance Department may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.
c. Annual Holdings Reports. All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to the Compliance Department:
•	The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Ownership;

•	The name of the broker-dealer or bank with or through which the security is held; and

•	The date that the report is submitted by the Covered Person to the Compliance Department.
d. Discretionary Managed Accounts. In order to establish a Discretionary Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Covered Persons must receive approval from the Compliance Department to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect Control over the managed accounts.
Code of Ethics

e. Certification of Compliance. All Covered Persons must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The Invesco Advisers, Inc. Internal Compliance Controls Committee (ICCC) will review and approve the Code annually. If material changes are made to the Code during the year, these changes will also be reviewed and approved by the Invesco Advisers, Inc. ICCC. All Covered Persons must certify within 30 days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.
9. Private Securities Transactions. Covered Persons may not engage in a Private Securities Transaction without first giving the Compliance Department a detailed written notification describing the transaction and indicating whether or not they will receive compensation and obtaining prior written permission from the Compliance Department. Investment Personnel who have been approved to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to the Compliance Department and the Chief Investment Officer of the Investment Personnel’s business unit when they are involved in a Client’s subsequent consideration of an investment in the same issuer. The business unit’s decision to purchase such securities on behalf of Client account must be independently reviewed by Investment Personnel with no personal interest in that issuer.
10. Limited Investment Opportunity (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a Limited Investment Opportunity without first giving the Compliance Department a detailed written notification describing the transaction and obtaining prior written permission from the Compliance Department.
11. Excessive Short Term Trading in Funds. Employees are prohibited from excessive short term trading of any mutual fund advised or sub-advised by Invesco Advisers, Inc. and are subject to various limitations on the number of transactions as indicated in the respective prospectus and other fund disclosure documents.
B. Invesco Ltd. Securities
1. No Employee may effect short sales of Invesco Ltd. securities.
2. No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.
3. For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.
4. Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the reporting requirements specified in Section IVA.8 of this Code.
Code of Ethics

C. Limitations on Other Personal Activities
1. Outside Business Activities. You may not engage in any outside business activity, regardless of whether or not you receive compensation, without prior approval from Compliance. Absent prior written approval of the Compliance Department, Employees may not serve as directors, officers, or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain Invesco Advisers, Inc.’s Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal securities transactions.
2. Gift and Entertainment Policy. Employees may not give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. The Invesco Ltd. Gifts and Entertainment Policy includes specific conditions under which employees may accept or give gifts or entertainment. Where there are conflicts between a minimal standard established by a policy of Invesco Ltd. and the standards established by a policy of Invesco Advisers, Inc., including this Code, the latter shall control.
Under no circumstances may an Employee give or accept cash or any possible cash equivalent from a broker or vendor.
An Employee may not provide or receive any Gift or Entertainment that is conditioned upon Invesco Advisers, Inc., its parents or affiliates doing business with the other entity or person involved.
o	Entertainment. Employees must report Entertainment with the Compliance Department within thirty (30) calendar days after the receipt or giving by submitting a Gift Report within the automated review system. The requirement to report Entertainment includes dinners or any other event with a Business Partner of Invesco Advisers, Inc. in attendance.

Employees may not reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of the Compliance Department.

Examples of Entertainment that may be considered excessive in value include Super Bowls, All-Star games, Kentucky Derby, hunting trips, ski trips, etc. An occasional sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

Gifts. Employees are prohibited from accepting or giving the following: single Gifts valued in excess of $100 in any calendar year; or Gifts from one person or firm valued in excess of $100 during a calendar year period.
Code of Ethics

Reporting Requirements for Gifts and Entertainment:
o	Reporting of Gifts and Entertainment given to an Invesco Employee by a Client or Business Partner. All Gifts and Entertainment received by an Employee must be reported through the automated pre-clearance system within thirty (30) calendar days after the receipt of the Gift or the attendance of the Entertainment event.

o	Reporting of Gifts and Entertainment given by an Invesco Employee to a Client or Business Partner. All Gifts and Entertainment given by an Employee must be reported through the reporting requirements of the Employee’s business unit. An Employee should contact their manager or Compliance if they are not sure how to report gifts they intend to give or have given to a Client or Business Partner.
3. US Department of Labor Reporting: Under current US Department of Labor (DOL) Regulations, Invesco Advisers, Inc. is required to disclose to the DOL certain specified financial dealings with a union or officer, agent, shop steward, employee, or other representative of a union (collectively referred to as “union officials”). Under the Regulations, practically any gift or entertainment furnished by Invesco Advisers, Inc.’s Employees to a union or union official is considered a payment reportable to the DOL.
Although the Regulations provide for a de minimis exemption from the reporting requirements for payments made to a union or union official which do not exceed $250 a year, that threshold applies to all of Invesco Advisers, Inc.’s Employees in the aggregate with respect to each union or union official. Therefore, it is Invesco Advisers, Inc.’s policy to require that ALL gifts or entertainment furnished by an Employee be reported to Invesco Advisers, Inc. using the Invesco Advisers, Inc. Finance Department’s expense tracking application, Oracle E-Business Suite or any other application deployed for that purpose which has the capability to capture all the required details of the payment. Such details include the name of the recipient, union affiliation, address, amount of payment, date of payment, purpose and circumstance of payment, including the terms of any oral agreement or understanding pursuant to which the payment was made.
Invesco Advisers, Inc. is obligated to report on an annual basis all payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report.
If you have any question whether a payment to a union or union official is reportable, please contact the Compliance Department. A failure to report a payment required to be disclosed will be considered a material violation of this Code. The DOL also requires all unions and union officials to report payments they receive from entities such as Invesco Advisers, Inc. and their Employees.
D. Parallel Investing Permitted
Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by Invesco Advisers, Inc. for its Clients.
Code of Ethics

V. Reporting of Potential Compliance Issues
Invesco Advisers, Inc. has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with their supervisor, department head or with Invesco Advisers, Inc.’s General Counsel or Chief Compliance Officer. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.
In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Compliance Reporting Hotline, 1-855-234-9780 which is available to employees of multiple operating units of Invesco Ltd. Employees may also report their concerns by visiting the Invesco Compliance Reporting Hotline website at: www.invesco.ethicspoint.com To ensure your confidentiality, the phone line and website are provided by an independent company and available 24 hours a day, 7 days a week. All submissios to the Compliance Reporting Hotline will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.
VI. Administration of the Code of Ethics
Invesco Advisers, Inc. has used reasonable diligence to institute procedures reasonably necessary to prevent violations of this Code.
No less frequently than annually, Invesco Advisers, Inc. will furnish to the Invesco Advisers, Inc.’s Internal Compliance Controls Committee (ICCC), or such committee as it may designate, a written report that:
•	describes significant issues arising under the Code since the last report to the ICCC, including information about material violations of the Code and sanctions imposed in response to material violations; and

•	certifies that Invesco Advisers, Inc. has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.
VII. Sanctions
Upon discovering a material violation of the Code, the Compliance Department will notify Invesco Advisers, Inc.’s Chief Compliance Officer (CCO). The CCO will notify the ICCC of any material violations at the next regularly scheduled meeting.
The Compliance Department will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.
Invesco Advisers, Inc. may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.
Code of Ethics

VIII. Exceptions to the Code
Invesco Advisers, Inc.’s Chief Compliance Officer (or designee) may grant an exception to any provision in this Code.
IX. Definitions
•	“Affiliated Mutual Funds” generally includes all mutual funds advised or sub-advised by Invesco Advisers, Inc All Invesco funds and Invesco Van Kampen funds are Affiliated Mutual Funds.

•	“Automatic Investment Plan” means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

•	“Beneficial Ownership” has the same meaning as Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“the ’34 Act”). To have a beneficial interest, Covered Persons must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Ownership in securities held by members of his or her immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

•	“Client” means any account for which Invesco Advisers, Inc. is either the adviser or sub-adviser including Affiliated Mutual Funds.

•	“Control” has the same meaning as under Section 2(a)(9) of the Investment Company Act.

•	“Covered Person” means and includes:
o	any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties, makes, participates in , or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities ; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

o	all Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.

o	any other persons falling within such definitions under Rule 17j-1 of the Investment Company Act of 1940 , as amended (the “Investment Company Act”)or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be so deemed by Compliance.
Code of Ethics

•	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act except that it does not include the following (Please note : exchange traded funds (ETFs) are considered a Covered Security).
o	Direct obligations of the Government of the United States or its agencies;

o	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

o	Any open-end mutual fund not advised or sub-advised by Invesco Advisers, Inc.(All Affiliated Mutual Funds shall be considered Covered Securities regardless of whether they are advised or sub-advised by Invesco Advisers, Inc.

o	Any unit investment trust, including unit investment trusts advised or sub-advised by Invesco Advisers, Inc.;

o	Invesco Ltd. stock because it is subject to the provisions of Invesco Ltd.’s Code of Conduct. Notwithstanding this exception, transactions in Invesco Ltd. securities are subject to all the pre-clearance and reporting requirements outlined in other provisions of this Code and any other corporate guidelines issued by Invesco Ltd.
•	“Employee” means and includes:
o	Any full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties, makes or participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securties or who is involved in making or obtains information concerning investment recommendations with respect to such purchase or sales of Covered Securities; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

o	All Employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.

o	Any other persons falling within such definitions under Rule 17j-1 of the Investment Company Act or Rule 204A-1 under the Advisers Act and such other persons that may be so deemed by Compliance.
•	“Gifts”, “Entertainment” and “Business Partner” have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.

•	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the ’34 Act.

•	“Invesco Advisers, Inc.’s -affiliated Broker-dealer” means Invesco Distributors, Inc. or its successors.
Code of Ethics

•	“Private Securities Transaction” means any securities transaction relating to new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the Financial Industry Regulatory Authority’s (FINRA) Conduct Rules, transactions among immediate family members (as defined in the interpretation of the FINRA Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal securities transactions in investment company and variable annuity securities shall be excluded.

•	“Restricted List Securities” means the list of securities that are provided to Compliance Department by Invesco Ltd. or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues, or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd. unit).
X. Invesco Ltd. Policies and Procedures
All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy, Policy Concerning Political Contributions and Charitable Donations, and Gift and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. policy and the standards established by an Invesco Advisers, Inc. policy, including this Code, the latter shall control.
XI. Code Of Ethics Contacts
•	Telephone Hotline: 1-877-331-CODE [2633]

•	E-Mail: CodeofEthics(North America)@invesco.com
Last Revised: January 1, 2011
Code of Ethics